Exhibit 99.7

Pinnacle West Capital Corporation
Earnings Variance Explanations
For Periods Ended June 30, 2004 and 2003

     This discussion explains the changes in our consolidated earnings for the three and six month periods ended June 30, 2004 and 2003. Condensed Consolidated Statements of Income for the three and six months ended June 30, 2004 and 2003 follow this discussion. We will file our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 on or before August 9, 2004. We have reclassified certain prior period amounts to conform to our current period presentation. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).

EARNINGS CONTRIBUTIONS BY SUBSIDIARY AND BUSINESS SEGMENT

     We have three principal business segments (determined by services and the regulatory environment):

•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses and related activities, and includes electricity generation, transmission and distribution;

•	our marketing and trading segment, which consists of our competitive energy business activities, including wholesale marketing and trading and APS Energy Services’ commodity-related energy services; and

•	our real estate segment, which consists of SunCor’s real estate development and investment activities.

     The following tables summarize net income and segment details for the three and six months ended June 30, 2004 and the comparable prior year period for Pinnacle West and each of our subsidiaries (dollars in millions):

	Total		Regulated Electricity		Marketing and Trading		Real Estate		Other
Three months ended June 30,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
APS (a)	$54	$43	$55	$42	$(1)	$1	$—	$—	$—	$—
Pinnacle West Energy (a) (b)	(12)	2	(22)	2	10	—	—	—	—	—
APS Energy Services	1	5	—	—	—	4	—	—	1	1
SunCor	4	2	—	—	—	—	4	2	—	—
El Dorado (b) (c)	36	2	—	—	—	—	—	—	36	2
Parent company (b) (c)	(12)	1	4	—	(2)	2	—	—	(14)	(1)

Income from continuing operations	71	55	37	44	7	7	4	2	23	2
Discontinued operations – net of income tax expense	—	1	—	—	—	—	—	1	—	—

Net income	$71	$56	$37	$44	$7	$7	$4	$3	$23	$2

	Total		Regulated Electricity		Marketing and Trading		Real Estate		Other
Six months ended June 30,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
APS (a)	$87	$59	$93	$56	$(6)	$3	$—	$—	$—	$—
Pinnacle West Energy (a) (b)	(30)	8	(50)	8	20	—	—	—	—	—
APS Energy Services	3	13	—	—	1	10	—	—	2	3
SunCor	5	4	—	—	—	—	5	4	—	—
El Dorado (b) (c)	36	5	—	—	—	—	—	—	36	5
Parent company (b) (c)	—	(14)	11	(12)	2	1	—	—	(13)	(3)

Income from continuing operations	101	75	54	52	17	14	5	4	25	5
Discontinued operations – net of income tax expense	1	6	—	—	—	—	1	6	—	—

Net income	$102	$81	$54	$52	$17	$14	$6	$10	$25	$5

(a)	Consistent with APS’ October 2001 ACC filing, APS entered into contracts with its affiliates to buy power through June 2003. The contracts reflected prices based on the fully-dispatchable dedication of the Pinnacle West Energy generating assets to APS’ Native Load customers (customers receiving power under traditional cost-based rate regulation). Beginning July 1, 2003, under the ACC Track B Order, APS was required to solicit bids for certain estimated capacity and energy requirements. Pinnacle West Energy bid on and entered into a contract to supply most of these purchase power requirements in summer months through September 2006.

(b)	Pinnacle West Energy’s net loss in 2004 and El Dorado’s net income in 2003 and 2004 are reported before income taxes. The income tax expense or benefit for these subsidiaries is recorded at the parent company.

(c)	The three and six months ended June 30, 2004 include a $35 million gain ($21 million after-tax) related to the sale of El Dorado’s limited partnership interest in the Phoenix Suns.

Results of Operations

     General

     Throughout the following explanations of our results of operations, we refer to “gross margin.” With respect to our regulated electricity segment and our marketing and trading segment, gross margin refers to electric operating revenues less purchased power and fuel costs. Our real estate segment gross margin refers to real estate revenues less real estate operations costs of SunCor. Other gross margin refers to other operating revenues less other operating expenses, which primarily includes El Dorado’s investment in NAC and APS Energy Services’ non-commodity services.

Operating Results – Three-month period ended June 30, 2004 compared with the three-month period ended June 30, 2003

     Our consolidated net income for the three months ended June 30, 2004 was $71 million compared with $56 million for the prior year period. The $15 million increase in the period-to-period comparison reflects the following changes in earnings by segment:

•	Regulated Electricity Segment – Net income decreased approximately $7 million primarily due to higher costs related to new power plants placed in service in mid 2003 and mid 2004; higher replacement power costs from unplanned plant outages due to higher market prices; and a retail electricity price reduction. These negative factors were partially offset by lower regulatory asset amortization and customer growth.

•	Marketing and Trading Segment – Net income was flat in the period-to-period comparison. Higher prices for wholesale sales of electricity were offset by lower margins in California for APS Energy Services.

•	Other Segment – Net income increased approximately $21 million primarily due to a gain at El Dorado related to the sale of El Dorado’s limited partnership interest in the Phoenix Suns, which resulted in an after-tax gain of $21 million.

     Additional details on the major factors that increased (decreased) income from continuing operations and net income are contained in the following table (dollars in millions).

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Higher replacement power costs from unplanned plant outages due to higher market prices	$(8)	$(5)
Retail electricity price reduction effective July 1, 2003	(7)	(4)
Increased purchased power and fuel costs due to higher hedged fuel and power prices	(4)	(2)
Higher retail sales volumes due to customer growth, excluding weather effects	11	7
Miscellaneous factors, net	(6)	(4)

Net decrease in regulated electricity segment gross margin	(14)	(8)

Marketing and trading segment gross margin:
Higher mark-to-market gains for future delivery due to higher forward prices for wholesale electricity	5	3
Higher realized margins on wholesale sales primarily due to higher prices	4	2
Lower competitive retail unit margins in California by APS Energy Services	(8)	(5)

Net increase in marketing and trading segment gross margin	1	—

Net decrease in regulated electricity and marketing and trading segments’ gross margins	(13)	(8)
Higher other income net of other expense primarily due to the sale of El Dorado’s limited partnership interest in the Phoenix Suns	35	21
Depreciation and amortization decreases (increases):
Decreased regulatory asset amortization	13	8
New power plants in service	(5)	(3)
Increased delivery and other assets	(5)	(3)
Interest expense net decreases (increases):
New power plants in service	(8)	(5)
Primarily lower debt balances	9	5
Higher property taxes due to increased property values	(4)	(2)
Miscellaneous items, net	3	3

Net increase in income from continuing operations	$25	16

Discontinued operations		(1)

Net increase in net income		$15

     The increase in net costs (primarily interest expense, depreciation, and operations and maintenance expense) related to new power plants placed in service in mid 2003 and mid 2004 by Pinnacle West Energy totaled approximately $9 million after income taxes in the three months ended June 30, 2004, compared with the prior-year period.

Regulated Electricity Segment Revenues

     Regulated electricity segment revenues were $21 million higher for the three months ended June 30, 2004 compared with the prior year period, primarily as a result of:

•	a $28 million increase in retail revenues related to customer growth and higher average usage, excluding weather effects;

•	a $7 million decrease in retail revenues related to a reduction in retail electricity prices;

•	a $2 million decrease in retail revenues related to weather; and

•	a $2 million increase due to miscellaneous factors.

Marketing and Trading Segment Revenues

     Marketing and trading segment revenues were $14 million higher for the three months ended June 30, 2004 compared with the prior year period, primarily as a result of:

•	a $10 million increase from generation sales other than Native Load primarily due to higher prices and sales volumes;

•	$5 million in higher mark-to-market gains for future-period deliveries primarily as a result of higher forward prices for wholesale electricity;

•	$2 million of higher other realized wholesale revenues primarily due to higher prices; and

•	a $3 million decrease from lower competitive retail sales in California by APS Energy Services.

Real Estate Segment Revenues

     Real estate segment revenues were $10 million higher for the three months ended June 30, 2004 compared with the prior-year period primarily as a result of increased home sales.

Other Revenues

     Other revenues were $6 million lower for the three months ended June 30, 2004 compared with the prior year period primarily due to lower revenues related to an NAC contract settlement in 2003.

Operating Results – Six-month period ended June 30, 2004 compared with the six-month period ended June 30, 2003

     Our consolidated net income for the six months ended June 30, 2004 was $102 million compared with $81 million for the prior year period. The $21 million increase in the period-to-period comparison reflects the following changes in earnings by segment:

•	Regulated Electricity Segment – Net income increased approximately $2 million primarily due to customer growth, lower regulatory asset amortization, and favorable weather. These positive factors were partially offset by higher costs related to new power plants placed in service in mid 2003 and mid 2004; higher replacement power costs from plant outages due to higher market prices and more unplanned outages; a retail electricity price reduction; and higher depreciation expense related to increased delivery and other assets.

•	Marketing and Trading Segment – net income increased approximately $3 million primarily due to higher prices for wholesale electricity, largely offset by lower margins in California of APS Energy Services.

•	Real Estate Segment – Net income decreased approximately $4 million primarily due to the 2003 gain on the sale of SunCor’s water utility company, which was reported as discontinued operations.

•	Other Segment – Net income increased approximately $20 million primarily due to a gain at El Dorado related to the sale of El Dorado’s limited partnership interest in the Phoenix Suns, which resulted in an after-tax gain of $21 million.

     Additional details on the major factors that increased (decreased) income from continuing operations and net income are contained in the following table (dollars in millions).

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Higher retail sales volumes due to customer growth, excluding weather effects	$24	$14
Effects of weather on retail sales	10	6
Decreased purchased power and fuel costs due to lower hedged gas and power prices	4	2
Higher replacement power costs from plant outages due to higher market prices and more unplanned outages	(17)	(10)
Retail electricity price reduction effective July 1, 2003	(13)	(8)
Miscellaneous factors, net	(6)	(3)

Net increase in regulated electricity segment gross margin	2	1

Marketing and trading segment gross margin:
Higher mark-to-market gains for future delivery due to higher forward prices for wholesale electricity	9	5
Higher realized margins on wholesale sales primarily due to higher prices	10	6
Lower competitive retail unit margins in California by APS Energy Services	(16)	(9)

Net increase in marketing and trading segment gross margin	3	2

Net increase in regulated electricity and marketing and trading segments’ gross margins	5	3
Higher other income net of other expense primarily due to the sale of El Dorado’s limited partnership interest in the Phoenix Suns	39	23
Higher operations and maintenance expense primarily due to higher customer service costs and new power plants in service	(4)	(2)
Interest expense net decreases (increases):
New power plants in service	(12)	(7)
Primarily lower debt balances	8	5
Depreciation and amortization decreases (increases):
Decreased regulatory asset amortization	25	15
New power plants in service	(9)	(5)
Increased delivery and other assets	(9)	(5)
Higher property taxes due to increased property values	(6)	(4)
Miscellaneous items, net	—	3

Net increase in income from continuing operations	$37	26

Discontinued operations related to the first quarter of 2003		(5)

Net increase in net income		$21

     The increase in net costs (primarily interest expense, depreciation, and operations and maintenance expense) related to new power plants placed in service in mid 2003 and mid 2004 by Pinnacle West Energy totaled approximately $15 million after income taxes in the six months ended June 30, 2004, compared with the prior-year period.

Regulated Electricity Segment Revenues

     Regulated electricity segment revenues were $57 million higher for the six months ended June 30, 2004 compared with the prior year period, primarily as a result of:

•	a $48 million increase in retail revenues related to customer growth and higher average usage, excluding weather effects;

•	a $16 million increase in retail revenues related to weather;

•	a $13 million decrease in retail revenues related to a reduction in retail electricity prices; and

•	a $6 million increase due to miscellaneous factors.

Marketing and Trading Segment Revenues

     Marketing and trading segment revenues were $14 million lower for the six months ended June 30, 2004 compared with the prior year period, primarily as a result of:

•	a $24 million decrease from generation sales other than Native Load primarily due to lower sales volumes and lower prices;

•	a $5 million decrease from lower competitive retail sales in California by APS Energy Services;

•	$6 million of higher other realized wholesale revenues primarily due to higher prices partially offset by lower volumes; and

•	$9 million in higher mark-to-market gains for future-period deliveries primarily as a result of higher forward prices for wholesale electricity.

Real Estate Segment Revenues

     Real estate segment revenues were $21 million higher for the six months ended June 30, 2004 compared with the prior-year period primarily as a result of increased home sales.

Other Revenues

     Other revenues were $3 million lower for the six months ended June 30, 2004 compared with the prior year period primarily due to lower revenues related to an NAC contract settlement in 2003.

Forward-Looking Statements

     This document contains forward-looking statements based on current expectations, and we assume no obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. These forward-looking statements are often identified by words such as “predict”, “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by us. These factors include, but are not limited to:

•	state and federal regulatory and legislative decisions and actions, including the outcome of the rate case we filed with the ACC on June 27, 2003 and the wholesale electric price mitigation plan adopted by the FERC;

•	the outcome of regulatory, legislative and judicial proceedings relating to the restructuring;

•	the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition;

•	market prices for electricity and natural gas;

•	power plant performance and outages, including transmission outages;

•	weather variations affecting local and regional customer energy usage;

•	energy usage;

•	regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile purchased power and fuel costs and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies;

•	the cost of debt and equity capital and access to capital markets;

•	our ability to compete successfully outside traditional regulated markets (including the wholesale market);

•	the performance of our marketing and trading activities due to volatile market liquidity and deteriorating counterparty credit and the use of derivative contracts in our business (including the interpretation of the subjective and complex accounting rules related to these contracts);

•	changes in accounting principles generally accepted in the United States of America;

•	the performance of the stock market and the changing interest rate environment, which affect the amount of our required contributions to our pension plan and nuclear decommissioning trust funds, as well as our reported costs of providing pension and other postretirement benefits;

•	technological developments in the electric industry;

•	strength of the real estate market;

•	conservation programs; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	June 30,		Increase (Decrease)
	2004	2003	Amount	Percent
Operating Revenues
Regulated electricity segment	$519,929	$498,751	$21,178	4.2%	B
Marketing and trading segment	115,240	101,175	14,065	13.9%	B
Real estate segment	67,300	57,189	10,111	17.7%	B
Other revenues	20,217	26,187	(5,970)	22.8%	W

Total	722,686	683,302	39,384	5.8%	B

Operating Expenses
Regulated electricity segment purchased power and fuel	151,642	116,227	35,415	30.5%	W
Marketing and trading segment purchased power and fuel	94,120	81,398	12,722	15.6%	W
Operations and maintenance	140,245	141,519	(1,274)	0.9%	B
Real estate segment operations	62,605	53,942	8,663	16.1%	W
Depreciation and amortization	104,241	107,076	(2,835)	2.6%	B
Taxes other than income taxes	32,532	28,149	4,383	15.6%	W
Other expenses	16,141	22,509	(6,368)	28.3%	B

Total	601,526	550,820	50,706	9.2%	W

Operating Income	121,160	132,482	(11,322)	8.5%	W

Other
Allowance for equity funds used during construction	2,184	—	2,184	N/A	B
Other income	36,541	2,698	33,843	1254.4%	B
Other expense	(4,067)	(5,157)	1,090	21.1%	B

Total	34,658	(2,459)	37,117	1509.4%	B

Interest Expense
Interest charges	44,854	51,117	(6,263)	12.3%	B
Capitalized interest	(4,120)	(11,231)	7,111	63.3%	W

Total	40,734	39,886	848	2.1%	W

Income From Continuing Operations Before Income Taxes	115,084	90,137	24,947	27.7%	B
Income Taxes	44,027	35,248	8,779	24.9%	W

Income From Continuing Operations	71,057	54,889	16,168	29.5%	B
Income from Discontinued Operations
Net of Income Tax Expense	313	1,253	(940)	75.0%	W

Net Income	$71,370	$56,142	$15,228	27.1%	B

Weighted-Average Common Shares Outstanding - Basic	91,315	91,258	57	0.1%
Weighted-Average Common Shares Outstanding - Diluted	91,400	91,450	(50)	0.1%
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations - Basic	$0.78	$0.60	$0.18	30.0%	B
Net Income - Basic	$0.78	$0.62	$0.16	25.8%	B
Income From Continuing Operations - Diluted	$0.78	$0.60	$0.18	30.0%	B
Net Income - Diluted	$0.78	$0.61	$0.17	27.9%	B

Certain prior year amounts have been restated to conform to the 2004 presentation.

     B — Better

     W — Worse

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	SIX MONTHS ENDED
	June 30,		Increase (Decrease)
	2004	2003	Amount	Percent
Operating Revenues
Regulated electricity segment	$935,393	$878,429	$56,964	6.5%	B
Marketing and trading segment	203,623	217,881	(14,258)	6.5%	W
Real estate segment	118,893	97,877	21,016	21.5%	B
Other revenues	39,146	41,758	(2,612)	6.3%	W

Total	1,297,055	1,235,945	61,110	4.9%	B

Operating Expenses
Regulated electricity segment purchased power and fuel	240,253	185,616	54,637	29.4%	W
Marketing and trading segment purchased power and fuel	161,884	179,006	(17,122)	9.6%	B
Operations and maintenance	278,901	274,636	4,265	1.6%	W
Real estate segment operations	110,295	94,101	16,194	17.2%	W
Depreciation and amortization	205,745	212,474	(6,729)	3.2%	B
Taxes other than income taxes	62,862	56,645	6,217	11.0%	W
Other expenses	32,584	31,730	854	2.7%	W

Total	1,092,524	1,034,208	58,316	5.6%	W

Operating Income	204,531	201,737	2,794	1.4%	B

Other
Allowance for equity funds used during construction	4,186	—	4,186	N/A	B
Other income	47,953	8,353	39,600	474.1%	B
Other expense	(10,012)	(9,288)	(724)	7.8%	W

Total	42,127	(935)	43,062	4605.6%	B

Interest Expense
Interest charges	95,210	98,968	(3,758)	3.8%	B
Capitalized interest	(9,031)	(21,210)	12,179	57.4%	W

Total	86,179	77,758	8,421	10.8%	W

Income From Continuing Operations Before Income Taxes	160,479	123,044	37,435	30.4%	B
Income Taxes	59,654	48,002	11,652	24.3%	W

Income From Continuing Operations	100,825	75,042	25,783	34.4%	B
Income from Discontinued Operations
Net of Income Tax Expense	701	6,398	(5,697)	89.0%	W

Net Income	$101,526	$81,440	$20,086	24.7%	B

Weighted-Average Common Shares Outstanding - Basic	91,304	91,257	47	0.1%
Weighted-Average Common Shares Outstanding - Diluted	91,391	91,402	(11)	0.0%
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations - Basic	$1.10	$0.82	$0.28	34.1%	B
Net Income - Basic	$1.11	$0.89	$0.22	24.7%	B
Income From Continuing Operations - Diluted	$1.10	$0.82	$0.28	34.1%	B
Net Income - Diluted	$1.11	$0.89	$0.22	24.7%	B

Certain prior year amounts have been restated to conform to the 2004 presentation.

     B — Better

     W — Worse